CAPITAL SOUTHWEST CORPORATION

POLICY REGARDING SECURITIES TRADES BY DIRECTORS, EXECUTIVE OFFICERS AND DESIGNATED EMPLOYEES / INSIDER TRADING

1.Purpose of the Policy.

The Securities and Exchange Commission (the “SEC”) vigorously pursues violations of federal insider trading laws. The Securities Exchange Act of 1934, as amended (the “Act”), and the SEC rules and regulations promulgated thereunder, govern securities transactions by directors, officers and certain employees of publicly traded companies. In addition to providing penalties for insider trading, the Act places the responsibility on companies and other “controlling persons” for violations by company personnel having access to sensitive information. As a result, companies must take active steps to adopt policies and procedures covering securities trades by Insiders (as defined below).

In addition to responding to the Act, it is the intention of the board of directors (the “Board”) of Capital Southwest Corporation (the “Company”) in adopting this policy to define the position of the Company on the improper use of material nonpublic information and to avoid improper conduct or any appearance of improper conduct. This policy applies to the conduct of any director, executive officer or designated employee of the Company, members of their respective household, and family members who do not live with the Insider but whose transactions in the Company’s stock are directed by the Insider or subject to that Insider’s influence or control (each an “Insider” and collectively “Insiders”).

2.Consequences of Violations.

The penalties for Insider trading violations are severe:

a)For individuals who trade on inside information (or who pass on or “tip” such information to others):

1.a civil penalty of up to three times the profit gained or loss avoided;
2.a criminal fine (no matter how small the profit) of up to $5 million; and
3.a jail term of up to twenty years.

b)For controlling persons who control, directly or indirectly, those who trade on inside information (or who pass on or “tip” such information to others):

1.a civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided;
2.a criminal fine (no matter how small the profit) of up to $25 million; and
3.a jail term of up to twenty years.

c)For a company that fails to take appropriate steps to prevent illegal trading:

1.a civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided; and
2.a criminal penalty of up to $2.5 million.

3.Trading Policy of the Company.

If any Insider has material nonpublic information relating to the Company, neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information.

a)Material Information. “Material Information” is any information that a reasonable investor would consider important in a decision to buy, hold or sell securities of the Company - in short, any information that could reasonably be expected to affect the price of the Company’s securities. Common examples of information regarding the Company and its investments that may be Material Information are: unannounced changes in net asset value; pending mergers, acquisitions or tender offers; pending distributions of portfolio securities; significant acquisitions or dispositions of portfolio securities or other assets; changes in dividend policies; planned offerings of additional securities; changes in management; impending bankruptcies or financial liquidity problems; significant events which could materially affect the performance of the Company or its investments; or the occurrence of any other developments which may have a material immediate or long-term effect on the Company. Either positive or negative information may be material. The foregoing is not intended to be a complete list of what could be considered Material Information, and any questions as to whether something constitutes Material Information should be directed to the Chief Compliance Officer.

b)Transactions by Household Members. The restrictions applicable to Insiders also apply to the members of the Insider’s household, including family members and others living in the household. Insiders are expected to be responsible for the compliance of the members of their personal households.

c)Tipping Information To Others. Whether the information is proprietary information about the Company or information that could have an effect on the price of Company securities, Insiders must not pass such information on to others. The above penalties apply, whether or not the Insider or tipper derives any benefit from the transaction.

d)When Information is Public. Information is generally non-public if it has not been distributed through a widely used public medium, such as a press release or a report, filing, or other periodic communication. It is also improper for an Insider to enter into a securities trade immediately after the Company has made a public announcement of Material Information, including public filings with the SEC and Company press releases. Because the Company’s shareholders and the investing public must be afforded the time to receive Material Information and act upon it, as a general rule, Insiders may not engage in any transactions until after the second (2nd) business day following the day on which Material Information was released. See “Procedures For and Timing of Trades by Company Insiders” below.

e)Hedging Transactions. Certain forms of hedging or monetization transactions, such as the purchase of prepaid variable forward contracts, equity swaps, collars or exchange funds, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow the Insider to continue to own the Company’s securities without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore, the purchase of any such financial instruments related to the Company’s securities, or the engagement in any other transactions, whether directly or indirectly, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities, are prohibited by this Policy.

4.Procedures For and Timing of Trades By Company Insiders.

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction, the following procedure shall apply. Generally, no acquisition or disposition of any Company securities may be made by any Insider during any period described below or any period specified by the Chief Compliance Officer or other Company officer designated by the Board (including open market transactions or revisions of elections to acquire Company stock pursuant to any employee stock purchase plan, any dividend reinvestment plan, or entering into, or modifying, any contract, instruction or written plan for the purchase or sale of securities of the Company). As set forth below, proposed acquisitions or dispositions of Company securities by Insiders will not be permitted during the following periods:

a)During the period commencing five (5) business days following the end of each calendar quarter and extending through the second (2nd) business day following the day of the public release of the Company’s net asset value in the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

b)During the period commencing when an Insider receives Material Information or learns of a material event and continuing through the second (2nd) business day following the day of public dissemination of such Material Information or event.

c)During any period in which a development of major importance outside of the Company’s ordinary course of business (e.g., a major capital transaction, merger or acquisition) is possible in the foreseeable future.

d)Any extensions of the periods defined in A through C above and any other “black-out” periods which may be communicated to you by the President, Chief Compliance Officer or outside legal counsel of the Company, or which may otherwise be required under the federal securities laws.

Revised: May 14, 2025